                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             QUALITY DINING, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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

                             QUALITY DINING, INC.


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 10, 1998


     The annual meeting of shareholders of Quality Dining, Inc. will be held at Quality Dining, Inc., 4220 Edison Lakes Parkway, Mishawaka, Indiana, on Tuesday, March 10, 1998, at 10:00 a.m., Mishawaka time, for the following purposes:

     (1) To elect three Directors to serve until the 2001 annual meeting of shareholders and until their successors are elected and have qualified;

     (2) To approve the appointment of Coopers & Lybrand L.L.P. as auditors for the Company for 1998; and

     (3) To transact such other business as may properly come before the meeting.

     All shareholders of record at the close of business on January 19, 1998 will be eligible to vote.

     It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.



                                 John C. Firth, Secretary

                             QUALITY DINING, INC.


                           4220 Edison Lakes Parkway
                           Mishawaka, Indiana 46545


                                PROXY STATEMENT


                        Annual Meeting of Shareholders
                                March 10, 1998


     This statement is being furnished to shareholders on or about February 6, 1998, in connection with a solicitation by the Board of Directors of Quality Dining, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders to be held at 10:00 a.m., Mishawaka time, Tuesday, March 10, 1998, at Quality Dining, Inc., 4220 Edison Lakes Parkway, Mishawaka, Indiana, for the purposes set forth in the accompanying Notice.

     At the close of business on January 19, 1998, the record date for the meeting, there were 12,619,059 shares of Common Stock of the Company outstanding and entitled to vote at the meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. A shareholder attending the meeting will be given the opportunity to revoke his or her proxy and vote in person.

     Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as Directors of all nominees listed under Proposal 1 and for Proposal 2. Election of Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of Proposal 2 will be subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, with respect to all of the proposals, neither broker non-votes nor abstentions on such proposals will affect the determination of whether such proposals will be approved.

     The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     The cost of the solicitation of proxies will be borne by the Company.

                             ELECTION OF DIRECTORS

Nominees

     Currently, the Board of Directors of the Company consists of seven Directors divided into three classes. Two classes contain two Directors each, with the remaining class containing three Directors. The term of one class of Directors expires each year. Generally, each Director serves until the annual meeting of shareholders held in the year that is three years after such Director's election and until such Director's successor is elected and has qualified.

     Three Directors are to be elected at the meeting. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of Messrs. James K. Fitzpatrick, Ezra H. Friedlander and Steven M. Lewis, whose terms expire this year. Each has been nominated by the Board of Directors for reelection as a Director for a term to expire at the 2001 annual meeting of shareholders and until his successor is elected and has qualified. If any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as Director as they may in their discretion determine, in which event the shares will be voted for such other person.

     The Company's By-Laws provide for a Board of Directors consisting of twelve members. Following the meeting, and assuming the election of Messrs. Friedlander, Lewis and James K. Fitzpatrick, seven Directors will continue to serve on the Board of Directors and five vacancies will exist. The accompanying form of proxy cannot be voted for a greater number of persons than the three nominees for Director listed below. Although the Board of Directors may elect other Directors to the Board at a later date, there is no present intention to do so.

     Unless otherwise indicated in a footnote to the following table, the principal occupation of each Director or nominee has been the same for the last five years, and such person possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by such person. Messrs. Daniel B. Fitzpatrick, James K. Fitzpatrick and Gerald O. Fitzpatrick are brothers. There is no family relationship between any other of the Directors or executive officers of the Company.

                                                                                                      Shares
                                                                                                   Beneficially
                                                                                                     Owned on
                                                      Principal                   Director          December 5,           Percent
           Name                Age                    Occupation                   Since               1997              of Class
---------------------------------------------------------------------------------------------------------------------------------

                                                       NOMINEES FOR DIRECTOR
                      (Nominees for three-year term to expire at the annual meeting of shareholders in 2001)

James K. Fitzpatrick          42        Senior Vice President, Chief                  1990             339,631 (1)(2)         2.7%
                                        Administrative Officer and Chief
                                        Development Officer of the Company

Ezra H. Friedlander           56        Judge, Indiana Court of Appeals (3)           1995             381,931 (4)(5)         3.0%

Steven M. Lewis               48        President, Chief Executive Officer            1994              11,250 (6)(7)          *
                                        and director of U.S. Restaurants,
                                        Inc. (restaurant management company) (8)

                                                                                                   Shares
                                                                                                Beneficially
                                                                                                  Owned on
                                                       Principal                  Director       December 5,        Percent
          Name                Age                     Occupation                   Since            1997            of Class
-------------------------     ---       ---------------------------------------   --------    -----------------     --------
                                        DIRECTORS CONTINUING IN OFFICE
                              (Term expiring at annual meeting of shareholders in 1999)

Christopher J. Murphy III      51       President, Chief Executive Officer         1994          23,292 (6)(9)        *
                                        and director of 1st Source
                                        Corporation (publicly held
                                        diversified bank holding company) (10)

William R. Schonsheck          47       Senior Vice President of the Company       1996         353,717 (1)(11)      2.8%
                                        and Chief Operating Officer of Burger
                                        King Division (12)

                              (Term expiring at annual meeting of shareholders in 2000)

Arthur J. Decio                67       Chairman of the Board, Chief               1994          11,000 (6)           *
                                        Executive Officer and director of
                                        Skyline Corporation (publicly held
                                        manufacturer of manufactured housing
                                        and recreational vehicles) (13)

Daniel B. Fitzpatrick          40       Chairman of the Board, President and       1990       2,343,924 (1)(14)     18.4%
                                        Chief Executive Officer of the
                                        Company (15)

----------------

* Less than 1%.

(1) Does not include shares subject to stock options which are not exercisable within 60 days.

(2) Includes presently exercisable stock options to purchase 29,143 shares, granted under the Company's 1993 Stock Option and Incentive Plan ("1993 Stock Option Plan").

(3) From January 1991 to January 1993, Mr. Friedlander was an attorney with Ezra
    H. Friedlander, P.C., a law firm in Indianapolis, Indiana. Mr. Friedlander has been a significant shareholder of the Company or certain of its predecessors since 1982.

(4) Includes presently exercisable stock options to purchase 6,000 shares, granted under the Company's Outside Directors Stock Option Plan ("Outside Directors Plan").

(5) Includes 15,000 shares held in a trust of which Mr. Friedlander is the trustee with investment control and the income beneficiary.

(6) Includes presently exercisable stock options to purchase 8,000 shares, granted under the Company's Outside Directors Plan.

(7) Includes 500 shares held in a trust for the benefit of Mr. Lewis' minor children.

(8) Mr. Lewis also serves on the Board of Directors of Commerce Bancorp, Inc., a bank holding company.

(9) Includes 2,940 shares held by Mr. Murphy's minor children and 1,000 shares held by certain retirement plans in which Mr. Murphy is a participant. Also includes 5,000 shares held in a trust over which Mr. Murphy has investment control.

(10) Mr. Murphy also serves on the Board of Directors of Comair Holdings, Inc., an air transportation holding company, and of Titan Holdings, Inc., an insurance holding company.

(11) Includes presently exercisable stock options to purchase 34,433 shares, granted under the Company's 1993 Stock Option Plan.

(12) Prior to joining the Company in August of 1995 and for at least the five preceding years, Mr. Schonsheck held various positions in the Burger King system, most recently as a franchisee in Detroit, Michigan. In connection with the Company's acquisition of the capital stock and/or assets of 11 corporations (the "SHONCO Companies") owned or controlled by Mr. Schonsheck, the Company agreed, for so long as he remains an executive officer of the Company, to nominate Mr. Schonsheck for election to the Board of Directors.

(13) Mr. Decio also serves on the Board of Directors of NIPSCO Industries, Inc., a public utility holding company, and of St. Joseph Capital Corporation, a bank holding company.

(14) Includes presently exercisable stock options to purchase 89,915 shares, granted under the Company's 1993 Stock Option Plan.

(15) Mr. Daniel B. Fitzpatrick also serves on the Board of Directors of 1st Source Corporation, a multi-bank diversified financial services corporation.


     The Board of Directors recommends a vote FOR each of the nominees listed above.


Meetings and Committees

     During fiscal 1997, the Board of Directors of the Company held ten meetings. During the period in fiscal 1997 for which he served as a Director, each of the Company's Directors attended at least 75% of the meetings of the Board of Directors and each committee on which he served. The Board of Directors does not have a nominating committee.

     The Company has an Executive Committee, an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"). The Executive Committee consists of Messrs. Daniel B. Fitzpatrick, Arthur J. Decio, James K. Fitzpatrick, Ezra H. Friedlander, Steven M. Lewis, Christopher J. Murphy and William R. Schonsheck. The Audit Committee consists of Messrs. Murphy (Chairman), Decio and Lewis. The Compensation Committee consists of Messrs. Lewis (Chairman), Decio and Murphy. The Executive Committee has authority to act on behalf of the Board of Directors between meetings and, with certain exceptions, the authority to take all actions that the full Board could take. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, reviewing and monitoring the provision of non-audit services by the Company's auditors and reviewing all potential conflict of interest situations. See "Certain Transactions." The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of the executive officers of the Company and for administering the 1993 Stock Option Plan and the 1997 Stock Option and Incentive Plan ("1997 Stock Option Plan").

     During fiscal 1997, the Audit Committee held seven meetings, the Compensation Committee held five meetings and the Executive Committee held one meeting.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than 10% of Common Stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 1997, all filing requirements applicable to its executive officers, Directors and greater than 10% shareholders were complied with, except that Stephen A. Finn, a former Director, and W. Clark Knippers, a former executive officer, failed to timely file Form 5's to report stock options which they received in fiscal 1997, all of which terminated unexercised following their resignations from the Company.


Executive Officers

     As used throughout this Proxy Statement, the term "executive officers" refers to Daniel B. Fitzpatrick, Chairman, President and Chief Executive Officer, William W. Moreton, Executive Vice President, Chief Financial Officer and Treasurer, John C. Firth, Senior Vice President, General Counsel and Secretary, James K. Fitzpatrick, Senior Vice President, Chief Administrative Officer and Chief Development Officer, William R. Schonsheck, Senior Vice President, Chief Operating Officer of Burger King Division, Gerald O. Fitzpatrick, Senior Vice President, Burger King Division, Scott C. Smith, Senior Vice President - Full Service Dining Division, David M. Findlay, Senior Vice President - Finance, Marti'n L. Miranda, Vice President, Controller and Assistant Secretary, and Michael J. Wargo, Vice President - Director of Human Resources.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

     The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during fiscal 1997 (the "Named Executive Officers").

                                                    SUMMARY COMPENSATION TABLE

                                                                                       Long Term Compensation
                                                            Annual Compensation                Awards
                                                         -------------------------     ----------------------
                                               Fiscal                                        Securities              All Other
       Name and Principal Position              Year       Salary       Bonus (1)      Underlying Options (2)     Compensation (3)
------------------------------------------     ------    -----------    ----------     ----------------------     ----------------
Daniel B. Fitzpatrick, Chairman, President      1997        $340,750     $      0                     40,440           $  1,413
and Chief Executive Officer                     1996         336,538      200,000                    117,550                158
                                                1995         310,000      120,000                     23,200              1,129

William W. Moreton, Executive Vice              1997        $138,942     $100,000                     80,000           $ 33,411(4)
President, Chief Financial Officer and          1996               0            0                          0                  0
Treasurer (5)                                   1995               0            0                          0                  0

John C. Firth, Senior Vice President,           1997        $184,038     $ 50,000                     15,000           $      0
General Counsel and Secretary                   1996          57,211       15,000                     20,000                  0
                                                1995               0            0                          0                  0

James K. Fitzpatrick, Senior Vice               1997        $170,942     $ 75,000                      4,670           $  1,524
President, Chief Administrative Officer         1996         160,288       50,000                     16,500                158
and Chief Development Officer                   1995         145,000       45,000                      6,600              1,129

William R. Schonsheck, Senior Vice              1997        $198,808     $ 47,500                      4,200           $200,303(6)
President, Chief Operating Officer of           1996         169,231       80,000                      7,000            200,000(7)
Burger King Division                            1995               0            0                     60,000                  0

----------------

(1) Represents awards under the Company's bonus plan. In the event that performance targets established for the areas of the Company's operations under the supervision of the Named Executive Officer are met, the officer may receive a discretionary bonus. For fiscal 1997, fiscal 1996 and fiscal 1995, targeted performance levels and potential bonus awards were approved by the Compensation Committee. Bonus awards are accrued in the fiscal year earned, but typically paid in the following fiscal year.

(2) Options to acquire shares of Common Stock. The Company has never granted SAR's or restricted stock awards.

(3) Except as otherwise indicated, amounts reported under the caption "All Other Compensation" reflect Company contributions under its discretionary, noncontributory profit sharing plan. The Company's contributions to the plan on behalf of participants are determined at the discretion of the Board of Directors.

(4) This amount represents reimbursement of relocation expenses paid to Mr. Moreton.

(5) Mr. Moreton resigned from the Company, effective February 13, 1998. He will continue to consult with the Company through the end of fiscal 1998.

(6) Of this amount $200,000 represents payments to Mr. Schonsheck pursuant to his non-competition agreement with the Company. See "--Employment and Non-Competition Agreements" and the remaining $303 represents contributions to the Company's discretionary, noncontributory profit sharing plan.

(7) This amount represents payments to Mr. Schonsheck pursuant to his non-competition agreement with the Company.  See "--Employment and Non-Competition Agreements."


Employment and Non-Competition Agreements

     On August 14, 1995, the Company entered into separate employment and non-competition agreements with Mr. Schonsheck. Pursuant to the employment agreement, Mr. Schonsheck is to serve as Chief Operating Officer of the Company's Burger King Division. The employment agreement has a term of four years and provides for an initial annual base salary of $160,000, which is increased by at least $25,000 per year on August 14 of each of 1996, 1997 and 1998. In addition, Mr. Schonsheck is entitled to an annual bonus at least equal to 25% of his then annual base salary. Pursuant to the non-competition agreement, Mr. Schonsheck is prohibited from competing with the Company for a period of four years and is entitled to receive $200,000 per year. In connection with the execution of the agreements, the Company granted Mr. Schonsheck options to purchase an aggregate of 60,000 shares of Common Stock at an exercise price of $18.25 per share. The options are exercisable for a period of 10 years and vest in fourths on each of the first four anniversaries of the date of the employment agreement. The Company also agreed to nominate Mr. Schonsheck for election to the Board of Directors at the Company's 1996 annual meeting of shareholders and for each year thereafter that he remains an executive officer of the Company.

     On March 10, 1997, April 29, 1997 and September 2, 1997, William W. Moreton entered into letter agreements with the Company in connection with his appointment as Executive Vice President, Chief Financial Officer and Treasurer of the Company pursuant to which the Company has agreed to pay Mr. Moreton an annual base salary of $250,000 for fiscal 1997 and $275,000 for fiscal 1998. In addition, the Company also agreed to pay him minimum annual bonuses of $100,000 for each of fiscal 1997 and 1998. The Company also granted Mr. Moreton options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $12.44, 7,500 shares of the Company's Common Stock at an exercise price of $8.00, 7,500 shares of the Company's Common Stock at an exercise price of $5.88, 7,500 shares of the Company's Common Stock at an exercise price of $6.56, and 7,500 shares of the Company's Common Stock at an exercise price of $5.00, in each case the exercise price being equal to or greater than the fair market value of the Company's stock on the date of grant. If during the first five years of Mr. Moreton's employment, his position with the Company following a change in control of the Company is not commensurate with his position prior to the change in control, the Company has agreed to continue his salary and bonus for a period of 2.99 years from the date of the change in control. Mr. Moreton resigned his position with the Company effective February 13, 1998. The letter agreements will terminate upon termination of Mr. Moreton's employment. He will continue to consult with the Company through the end of fiscal 1998.

     In May of 1996, John C. Firth entered into a letter agreement with the Company in connection with his appointment as Senior Vice President, General Counsel and Secretary of the Company pursuant to which the Company has agreed to pay Mr. Firth an annual base salary of $175,000, $200,00 and $225,000 for each of the first three years of his employment, respectively. In addition, the Company agreed to pay him minimum annual bonuses of $50,000 and $25,000, respectively, in each of his first two years of employment. The Company also granted Mr. Firth options to purchase 20,000 shares of the Company's Common Stock at an exercise price of $32.185, the fair market value of the Company's stock on the date of grant.


Compensation of Directors

     During fiscal 1997, the Company paid Directors who are not employees of the Company an annual retainer of $8,000, plus $500 for each regular Board meeting attended and $750 for each special Board meeting attended and each committee meeting attended if the committee met on a day other than a Board meeting. All Directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No Director who is an officer or employee of the Company receives compensation for services rendered as a Director.

     In addition, under the Company's Outside Directors Plan, on May 1 of each year, each then non-employee Director of the Company automatically receives an option to purchase 2,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option will have a term of 10 years and will be exercisable six months after the date of grant. On May 1, 1997, each of Messrs. David T. Austin, Nordahl Brue, Decio, Michael J. Dressell, Friedlander, Lewis and Murphy received an option to purchase 2,000 shares of Common Stock at an exercise price of $8.50 per share. Messrs. Austin, Brue and Dressell resigned from the Board effective October 20, 1997 and their stock options expired. See "Certain Transactions."


Stock Options

     On December 17, 1993, the Directors and shareholders of the Company adopted the 1993 Stock Option Plan. The 1993 Stock Option Plan provides for awards of incentive and non-qualified stock options and shares of restricted stock to the officers and key employees of the Company. An aggregate of 1,000,000 shares of Common Stock are subject to the 1993 Stock Option Plan (subject to adjustment in certain events). As of October 26, 1997, options to purchase 633,930 shares of Common Stock were outstanding under the 1993 Stock Option Plan. No awards for additional shares of Common Stock will be made under the 1993 Stock Option Plan, although the terms of options granted pursuant to the 1993 Stock Option Plan may be modified.

     On February 14, 1997, the Board of Directors adopted, subject to shareholder approval, the 1997 Stock Option Plan. On March 26, 1997, the shareholders of the Company approved the adoption of the 1997 Stock Option Plan at the 1997 annual meeting of shareholders. The 1997 Stock Option Plan provides for awards of incentive and non-qualified stock options, shares of restricted stock, SAR's and performance stock to the officers and key employees of the Company. An aggregate of 1,100,000 shares of Common Stock are subject to the 1997 Stock Option Plan (subject to adjustment in certain events). As of October 26, 1997 options to purchase 101,860 shares of Common Stock were outstanding under the 1997 Stock Option Plan.

     The Company's Board of Directors and shareholders approved the Outside Directors Plan effective December 17, 1993. The Company's Outside Directors Plan reserves for issuance 40,000 shares of the Company's Common Stock (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock) pursuant to non-qualified stock options to be granted to non-employee Directors of the Company. See "--Compensation of Directors."

     No option granted under the Outside Directors Plan may be exercised less than six months or more than 10 years from the date it is granted. In addition, no option may be exercised unless the grantee has served continuously on the Board of Directors at all times beginning on the date of grant and ending on the date of exercise of the option. Nevertheless, all options held by a grantee who ceases to be a non-employee Director due to death, permanent disability or retirement with the consent of the Board may be exercised, to the extent they were exercisable at the date of cessation, at any time within one year after the date of cessation. Options held by a deceased grantee may be exercised by the grantee's estate or heirs. If a grantee ceases to be a non-employee Director for any other reason, such grantee's options will expire three months after cessation.

     The following table sets forth information with respect to options granted by the Company under the 1993 Stock Option Plan and the 1997 Stock Option Plan to the Named Executive Officers during fiscal 1997.

                                                OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants
                          -----------------------------------------------------------------------
                                                        % of Total                                    Potential Realizable Value at
                                                         Options                                      Assumed Annual Rates of Stock
                              Number of Securities      Granted to      Exercise or                     Price Appreciation
                               Underlying Options      Employees in        Base        Expiration     for Option Term (1)
Name                                Granted            Fiscal Year         Price          Date        5%              10%
----------------------------------------------------------------------------------------------------------------------------------
Daniel B. Fitzpatrick             40,440   (2)            13.4%           $17.00        12/26/06         $432,352     $1,095,666
James K. Fitzpatrick               4,670   (3)             1.6%           $17.00        12/26/06         $ 49,928     $  126,527
William R. Schonsheck              4,200   (4)             1.4%           $17.00        12/26/06         $ 44,903     $  113,793
John C. Firth                     15,000   (5)             5.0%           $17.00        12/26/06         $160,368     $  406,404
William W. Moreton (6)            50,000   (7)            16.6%           $12.44         3/16/07         $391,172     $  991,308
                                   7,500   (8)             2.5%           $ 5.88          6/4/07         $ 27,734     $   70,284
                                   7,500   (8)             2.5%           $ 8.00          6/4/07         $ 37,734     $   95,625
                                   7,500   (8)             2.5%           $ 6.56          6/4/07         $ 30,942     $   78,412
                                   7,500   (9)             2.5%           $ 5.00         6/22/07         $ 23,584     $   59,765

_______________

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) Non-qualified stock options granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable 50% on December 27, 1997, 25% on December 27, 1998 and 25% on December 27, 1999.

(3) Non-qualified stock options granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable 50% on December 27, 1997, 25% on December 27, 1998 and 25% on December 27, 1999.

(4) Incentive stock options granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable 50% on December 27, 1997, 25% on December 27, 1998 and 25% on December 27, 1999.

(5) Consists of incentive stock options and non-qualified stock options, all of which were granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable 50% on December 27, 1997, 25% on December 27, 1998 and 25% on December 27, 1999.

(6) All of Mr. Moreton's options will be canceled effective upon his resignation on February 13, 1998.

(7) Consists of incentive stock options and non-qualified stock options, all of which were granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable 25% on March 17, 1998, 25% on March 17, 1999 and 50% on March 17, 2000.

(8) Incentive stock options granted at or above the fair market value of the stock on the date of grant. The options are exercisable 25% on June 5, 1998, 25% on June 5, 1999 and 50% on June 5, 2000.

(9) Incentive stock options granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable 25% on June 23, 1998, 25% on June 23, 1999 and 50% on June 23, 2000.

  The following table sets forth information with respect to the exercise of options by the Named Executive Officers during fiscal 1997.

                                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                               AND FISCAL YEAR-END OPTION VALUES

                                                                  Number of Securities
                                                                       Underlying                Value of Unexercised In-the-
                                                                 Unexercised Options at                Money Options at
                                                                     Fiscal Year-End                 Fiscal Year-End (1)
                                                             -------------------------------    ------------------------------
                              Shares Acquired     Value
        Name                    on Exercise      Realized    Exercisable       Unexercisable    Exercisable      Unexercisable
---------------------         ---------------    --------    -----------       -------------    -----------      -------------
Daniel B. Fitzpatrick                ---           ---            59,508             121,682              0                  0
William W. Moreton                   ---           ---                 0              80,000              0                  0
John C. Firth                        ---           ---                 0              35,000              0                  0
James K. Fitzpatrick                 ---           ---            23,533              16,237              0                  0
William R. Schonsheck                ---           ---            32,333              38,867              0                  0


---------------

(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market System on October 24, 1997 was $4.8125. The exercise prices of the options in the table exceeded $4.8125 and therefore were not "In the Money."

Compensation Committee Report On Executive Compensation

  Prior to the Initial Public Offering (the "Offering") in March 1994, the Company's Board of Directors (which then consisted of Messrs. Daniel B. Fitzpatrick, James K. Fitzpatrick and Michael G. Sosinski) was responsible for setting executive compensation for, and granting stock options to, the Company's executive officers, based principally on the recommendations of Daniel B. Fitzpatrick. Upon completion of the Offering, the Company established the Compensation Committee to determine executive compensation and administer the Company's 1993 Stock Option Plan. The Compensation Committee also administers the 1997 Stock Option Plan.

  The Company's compensation programs are designed to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to treat all employees fairly and to be cost-effective. To that end, all compensation programs for management, including those for executive officers, have the following characteristics.

  - Compensation is based on the individual's level of job responsibility and level of performance, the performance of the restaurant, division or concept supervised by such individual and/or the performance of the Company. Executive officers have a greater portion of their pay based on Company performance than do other management employees.

  - Compensation also takes into consideration the value assigned to the job by the marketplace. To retain a highly skilled management team, the Company strives to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

  - Through the grant of stock options, the Company offers the opportunity for equity ownership to executive officers and other key employees.

  Consistent with these programs, the compensation of executive officers has been and will be related in substantial part to Company performance. Compensation for executive officers consists of salary, bonus and stock option grants. Both bonuses and stock option grants are based in part on Company performance.

  Stock options and equity ownership in the Company provide a direct link between executive compensation and shareholder value. Stock options also create an incentive to remain with the Company for the long term since the options are not immediately exercisable. In addition, pursuant to the 1993 Stock Option Plan, unexercised options are forfeited immediately if the employee leaves voluntarily or is terminated for cause, and are forfeited within three months if employment is terminated before retirement for any reason other than death or disability; pursuant to the 1997 Stock Option Plan, unexercised options terminate immediately if employment is terminated for cause or voluntarily by the employee for any reason other than death, disability or retirement.

  Stock options are granted pursuant to the Company's 1997 Stock Option Plan at the discretion of the Company's Compensation Committee. It has been the Compensation Committee's practice to grant options on an annual basis at the conclusion of the Company's fiscal year. In determining the number of options to be granted to the Company's employees, the Compensation Committee relies in large part on the recommendation of the Company's Chairman and Chief Executive Officer, which recommendation is made in the context of guidelines established by the Compensation Committee. These guidelines were established in December 1994 when the Compensation Committee adopted performance standards for the grant of stock options to executive officers and other management personnel. Each executive officer has a designated award level based on a specified percentage of his total cash compensation for the year. For executive officers, these levels range from 33% to 75% of total cash compensation for the year. For example, if the percentage for an executive officer was 50% and his total cash compensation (salary plus bonus) for the year was $300,000, the designated award level would be stock options with an aggregate exercise price of $150,000. If the fair market value of the Company's Common Stock on the date of grant was $12 per share, the designated award level would be stock options to purchase 12,500 shares. In addition to the options granted to the executive officers and management personnel, the Compensation Committee has the discretion to grant, and has granted, options to other employees of the Company, including administrative staff and restaurant and store managers.

  Following the conclusion of fiscal 1997, the Compensation Committee suspended its past practice of relying on a formulaic approach of granting options in order to give greater emphasis on the individual's potential for future responsibility and promotion over the option term. The Compensation Committee has established guidelines that provide for various levels of option grants to classes of employees based upon the level of responsibility within the Company. However, the Compensation Committee does not adhere strictly to the guidelines and may occasionally vary the size of the option grant made to particular individuals. Daniel B. Fitzpatrick was not granted any additional options upon the conclusion of fiscal 1997.

  In December 1994, the Compensation Committee also adopted guidelines for annual cash bonus awards, which guidelines are used by the Company's Chairman and Chief Executive Officer in his recommendations to the Compensation Committee regarding the annual bonus awards. Under the bonus program adopted by the Compensation Committee, executive officers are eligible for an annual bonus in an amount up to a specified percentage of the executive officer's salary. These percentages range from 20% to 100%. Within these parameters, the bonuses are at the discretion of the Compensation Committee.

  In association with the Company's announcement of its intention to dispose of its bagel-related businesses, the Company instituted a program calculated to retain the employees of its bagel-related businesses through the disposition of its bagel-related businesses and the 56 days thereafter during which the Company was contractually obligated to provide transitional services to the purchaser. Senior management employees of Bruegger's were generally offered a bonus equal to three months of their base salary if they remained in their position through the closing of the sale of the Company's bagel-related businesses. Other corporate office employees of the bagel-related businesses were generally offered a bonus in an amount equal to ten percent of their base salary for remaining in their positions through the closing of the sale and the expiration of the transitional services period. Finally, those corporate office employees who the Company desired to retain for the long term were generally paid a supplemental retention bonus in an amount equal to ten percent of their base salary.

  In setting regular bonuses for the 1997 fiscal year, the Compensation Committee approved an aggregate bonus pool which was allocated among the Company's executive officers (other than Daniel B. Fitzpatrick) based upon the recommendations of the Company's Chairman and Chief Executive Officer. The annual bonus award determinations are based on an assessment of the executive officer's individual achievement and performance during the past year and the executive officer's impact on the Company's performance over a number of years.

  Daniel B. Fitzpatrick's salary and cash bonus for fiscal 1997 were determined in accordance with the same procedures and standards as for the other executive officers of the Company. Daniel B. Fitzpatrick did not receive any cash bonus for fiscal 1997.

                    Compensation and Stock Option Committee
                    ---------------------------------------

                          Steven M. Lewis, Chairman
                          Arthur J. Decio
                          Christopher J. Murphy III

Performance Graph

  The performance graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the Nasdaq Market Index and an Index of Nasdaq Companies in SIC Major Group 58 for the period from March 2, 1994 through October 24, 1997. The Company's Common Stock commenced trading on the Nasdaq National Market System on March 2, 1994.

           Comparison of Cumulative Total Return Among The Company,
    Nasdaq Market Index and Index of Nasdaq Companies in SIC Major Group 58

[Performance Graph Appears Here]

-----------------------------------------------------------------------------------------------------------------
                            March 2, 1994  October 28, 1994  October 27, 1995  October 25, 1996  October 24, 1997
-----------------------------------------------------------------------------------------------------------------
Quality Dining                        100               108               160               181         40
-----------------------------------------------------------------------------------------------------------------
Nasdaq Stock Market                   100               100               120               140        185
-----------------------------------------------------------------------------------------------------------------
Nasdaq SIC 58 Stocks                  100                85               108               119        125
-----------------------------------------------------------------------------------------------------------------

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Compensation Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.

Compensation Committee Interlocks and Insider Participation

  On March 8, 1994, the Board of Directors established the Compensation Committee to approve compensation and stock option grants for the Company's executive officers. The Compensation Committee members are Messrs. Decio, Lewis and Murphy. Except for Mr. Murphy, none of the Compensation Committee members are involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company. Mr. Murphy is the President of 1st Source Corporation, a multi-bank diversified financial services corporation. Daniel B. Fitzpatrick is a director of 1st Source Corporation. Mr. Murphy is not involved in any relationships requiring disclosure under Item 404 of Regulation S-K. See "Certain Transactions."


                             CERTAIN TRANSACTIONS

  Related party transactions are subject to the review and approval of the Company's Audit Committee, which is composed exclusively of the Company's disinterested Directors.


Disposition of Bagel Related Assets

  On June 7, 1996, the Company acquired Bruegger's Corporation ("Bruegger's") by means of the merger of a wholly-owned subsidiary of the Company into Bruegger's. Prior to the merger, Messrs. Brue and Dressell each owned approximately 42% of the outstanding shares of Bruegger's common stock. Mr. Stephen A. Finn was the President and Chief Executive Officer of Bruegger's and Messrs. Brue, Dressell, Finn and Daniel B. Fitzpatrick served on the Board of Directors of Bruegger's.

  Pursuant to the Agreement and Plan of Merger, Messrs. Brue, Dressell and Finn became Directors of the Company, and Mr. Brue became the Co-Chairman of the Company. The Company also agreed to provide Messrs. Brue and Dressell certain registration rights with respect to the Company's Common Stock issued to them in the merger. Messrs. Brue and Dressell resigned from the Board of Directors on February 11, 1997, but were appointed back to the Board, along with Mr. Austin on March 2, 1997. On October 20, 1997, Messrs. Brue, Dressell and Austin resigned from the Board of Directors. Mr. Finn resigned from the Board of Directors and as the President and Chief Executive Officer of Bruegger's and its subsidiaries effective May 11, 1997.

     On October 20, 1997, the Company sold its bagel-related businesses to Mr. Brue, Mr. Dressell and an entity controlled by them and their affiliates. The sale included the stock of Bruegger's and the stock of all of the other bagel-related businesses. The total proceeds from the sale were $45,164,000. The consideration included the issuance by Bruegger's of a junior subordinated note in the amount of $10,000,000, which was recorded as $6,000,000 due to a $4,000,000 reserve for legal indemnification, the transfer of 4,310,740 shares of the Company's Common Stock valued at $21,823,000, owned by Messrs. Brue and Dressell, which was retired, a receivable for purchase price adjustment of $500,000, and $16,841,000 in cash. The subordinated note has an annual interest rate of 12% and will mature in seven years. Interest will be accrued and added to the principal amount of the note for the first three years and will be paid in cash for the remaining life of the note. The Company did not record a gain or loss on the sale of the bagel-related assets because during the second quarter of fiscal 1997 it recorded a non-cash impairment charge of $185,000,000 and a store closing charge of $15,513,000 as a result of its decision to divest its bagel-related businesses.

Leases of Headquarters Building and Restaurant Facilities

  In February 1997, the Company moved into a new headquarters facility, which is leased from a limited liability company in which the Company has a 50% interest. The Company leases its former headquarters facility from B.K. Main Street Properties, a partnership owned by Messrs. Daniel B. Fitzpatrick, Ezra H. Friedlander and James K. Fitzpatrick. The lease is a five-year triple net lease with monthly rental payments calculated on the basis of $12.00 per square foot annually. The lease provides for renewals of up to five years at then prevailing market rates. The Company believes that this lease is on terms at least as favorable as could be obtained from an unrelated third party. The Company's former headquarters facility has been subleased to a local financial institution for a term extending through the expiration of the Company's lease. During fiscal 1997, the Company paid $116,268 under this lease and received $45,000 from the sublessee for the last eight months of fiscal 1997.

  Of the Burger King restaurants operated by the Company as of October 26, 1997, 41 were leased from a series of entities owned, in various percentages, by Messrs. Daniel B. Fitzpatrick, Ezra H. Friedlander and James K. Fitzpatrick (the "Real Estate Partnerships"). The Company believes that these leases are on terms at least as favorable as leases that could be obtained from unrelated third parties. Each of the leases between the Company and a Real Estate Partnership are triple net leases which provide for an annual base rent equal to 13 1/2% of the total cost (land and building) of the leased restaurant, together with additional rent of 7% of restaurant sales, to the extent that amount exceeds the base rental. These terms are substantially identical to those which were offered by Burger King Corporation to its franchisees at the time the leases were entered into. During fiscal 1997, the Company paid $3,806,702 under these leases.

  In connection with the acquisition of the SHONCO Companies, the Company acquired two Burger King restaurants which it leases from Mr. Schonsheck or entities controlled by him. Each of the leases is a triple net lease which provides for an annual base rent, together with additional rent of 8 1/2% of restaurant sales, to the extent that amount exceeds the base rental. The Company believes that these leases are on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties. During fiscal 1997, the Company paid $220,573 under these leases.

  Of the Bruegger's Bagel Bakeries operated by the Company during fiscal 1997, one was leased from an entity with which Messrs. Brue and Dressell are affiliated. The lease is a triple net lease which provides for an annual base rent, together with additional rent of 4% of restaurant sales in excess of $510,241 per year. The Company believes that the lease was on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties. During fiscal 1997, the Company paid $46,600 under this lease.

  During fiscal 1997, the Company paid an aggregate of $4.2 million under these related party leases. The Company does not intend to enter into additional leases with related parties.

Related Party Franchisees

  During fiscal 1997, certain entities owned by Messrs. Brue and Dressell and/or by Richard Brue, the brother of Mr. Brue (the "Original Franchisees") owned and operated 152 franchised Bruegger's Bagel Bakeries. Under their Bruegger's development agreements, the Original Franchisees had exclusive territories, but were not obligated to develop a minimum number of bakeries. The franchise agreements with the Original Franchisees differed from the standard Bruegger's franchise agreements in that the Original Franchisees were not required to pay initial franchise or development fees and paid franchise royalties of 4% of sales. During fiscal 1997, the Company earned an aggregate of $3.9 million in franchise royalties from the Original Franchisees.

  During fiscal 1997, the Company loaned $38 million to Bagel Acquisition Corporation, an Indiana corporation ("BAC") owned by Mr. Daniel B. Fitzpatrick, which used the funds to acquire a number of Bruegger's Bagel Bakeries from independent franchisees. The promissory note provided for interest at 11%, and was collateralized by substantially all assets of BAC. Interest income recognized by the Company on the note in fiscal 1997 amounted to $1.3 million. In connection with the Company's decision to divest its bagel-related businesses, the Company began consolidating the assets and liabilities of BAC as of May 11, 1997. BAC became a wholly owned subsidiary of the Company on August 21, 1997, when the Company exercised its option to acquire the stock of BAC for $1,000. The note receivable from BAC was eliminated as part of the consolidation. As of May 11, 1997, the Company consolidated BAC into its consolidated financial statements and recorded BAC's revenues and expenses from May 11, 1997 to October 19, 1997. The Company and BAC did not enter into any development agreements. The franchise agreements with BAC were in the form of the standard Bruegger's franchise agreement. Through May 11, 1997, the Company had earned an aggregate of $539,000 in franchise royalties from BAC.

  As franchisees of the Company during fiscal 1997, the Original Franchisees and BAC transacted certain other business activities with the Company. During fiscal 1997, the Company sold the Original Franchisees $2.7 million of bagel dough and related products, and the Company earned $1.8 million in marketing fees pursuant to franchise agreements with the Original Franchisees. Through May 11, 1997, the Company sold BAC $1.3 million of bagel dough and related products, and the Company earned $166,000 in marketing fees pursuant to franchise agreements with BAC. In addition, the Company earned $100,000 for the installation of point-of-sale registers in BAC stores and $677,000 for the provision of management, accounting, legal and computer support services to BAC through May 11, 1997. The Company also rendered services related to BAC's acquisition of various Bruegger's Bagel Bakeries, for which the Company was paid $200,000 in fiscal 1997.

Other Lease Agreements and Guarantees

     In October 1996, the Company entered into an agreement with an entity with which Messrs. Brue and Dressell are affiliated to terminate two leases for office space located in Vermont. Pursuant to the terms of the agreement, on January 17, 1997 the Company paid the entity $900,000. Of such amount, approximately $836,000 was to terminate the two leases on January 17, 1997, and approximately $64,000 was to prepay the annual base rent under the related party bakery lease. See "--Leases of Headquarters Building and Restaurant Facilities." The estimated cost for the termination of the two leases was accrued as part of the cost of the purchase of Bruegger's at the time of the acquisition. During fiscal 1997, the Company paid an aggregate of $16,839 under the two office leases.

     The Company guaranteed future minimum lease payments for the leases of 26 Bruegger's Bagel Bakeries operated by entities owned by the Original Franchisees, and for the leases of 12 Bruegger's Bagel Bakeries operated by BAC. During fiscal 1997, the Company paid no amounts under its guarantees of these leases. As a result of the sale of its bagel-related businesses, the Company's guarantee of these leases no longer exists.

Transportation Services

     Burger Management South Bend No. 3, Inc., an Indiana corporation ("SB No. 3"), owned by Messrs. Daniel B. Fitzpatrick, Ezra H. Friedlander and James K. Fitzpatrick, has provided the service of its King Air turbo-prop aircraft to the Company. In fiscal 1997, SB No. 3 billed the Company $327,000. The Company believes that the amounts paid for air services were no greater than amounts which would have been paid to unrelated third parties for similar services. Consequently, the Company intends to continue to utilize SB No. 3 to provide air transportation services.

     Since January 1, 1996, SB No. 3 has leased two or three employees from the Company to act as a pilot and co-pilot of the aircraft. SB No. 3 reimburses the Company for the Company's full cost of such employees.


Administrative Services

     The Company provides certain accounting, tax and other administrative services to the Real Estate Partnerships and SB No. 3 on a fee for services basis. The aggregate amount of fees paid to the Company for administrative services by these entities during fiscal 1997 was $14,000. The Company believes that these fees are comparable to fees charged by unaffiliated third parties for comparable services.


Other Obligations and Payments by and to the Company

     During fiscal 1997, the Company purchased cream cheese for its Bruegger's Bagel Bakeries from Franklin County Cheese Corporation ("Franklin County Cheese"), an entity owned by Messrs. Brue and Dressell. During fiscal 1997, the amount of the Company's purchases of cream cheese from Franklin County Cheese was $1.8 million.

     During fiscal 1997, Mr. John Fitzpatrick, the brother of Daniel B. Fitzpatrick, James K. Fitzpatrick and Gerald O. Fitzpatrick, purchased items for Burger King restaurants that he operates through the

Company's volume discount arrangements with Burger King Corporation. In connection with such purchases, Mr. John Fitzpatrick was indebted to the Company in the amount of $148,000 at the end of fiscal 1997. The largest aggregate amount outstanding during the 1997 fiscal year was $503,000. As of January 27, 1998, the amount due from Mr. John Fitzpatrick to the Company was $0.


                            APPOINTMENT OF AUDITORS

     The appointment of Coopers & Lybrand L.L.P. as auditors for the Company during 1998 will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting, will be given an opportunity to make a statement if he desires and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

     The Board of Directors recommends a vote FOR the appointment of Coopers & Lybrand L.L.P.

                       PRINCIPAL OWNERS OF COMMON STOCK

     The following table sets forth, as of December 5, 1997, the number of shares of Common Stock of the Company owned by any person (including any group) known by management to beneficially own more than 5% of the Common Stock of the Company, by each of the Named Executive Officers, and by all Directors and executive officers of the Company as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.


  Name and Address of                             Number of Shares       Percent
     Individual or                                  Beneficially            of
   Identity of Group                                   Owned              Class
--------------------------------------------------------------------------------

Daniel B. Fitzpatrick (1)                            2,343,924  (2)(3)     18.4%

James K. Fitzpatrick                                   339,631  (2)(4)      2.7%

William R. Schonsheck                                  353,717  (2)(5)      2.8%

William M. Moreton                                           0     (2)      *

John C. Firth                                           13,452  (2)(6)      *

Strong Capital Management, Inc.
100 Heritage Reserve
Menomonee Falls, WI  53051**                           790,185     (7)      6.3%

Richard S. Strong
100 Heritage Reserve
Menomonee Falls, WI  53051**                           790,185     (8)      6.3%

Investment Advisers, Inc.
3700 First Bank Place
Minneapolis, MN 55440**                                722,263     (9)      5.7%

All current Directors and executive officers
    as a group (14 persons)                          3,747,869 (2)(10)     29.1%
---------------

*    Less than 1%.

**   Information is based solely on reports filed by such shareholders under
     Section 13(d) of the Securities Exchange Act of 1934.

(1) The address of this shareholder is 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545.

(2) Does not include shares subject to stock options which are not exercisable within 60 days.

(3) Includes presently exercisable stock options to purchase 89,915 shares, granted under the Company's 1993 Stock Option Plan.

(4) Includes presently exercisable stock options to purchase 29,143 shares, granted under the Company's 1993 Stock Option Plan.

(5) Includes presently exercisable stock options to purchase 34,433 shares, granted under the Company's 1993 Stock Option Plan.

(6) Includes presently exercisable stock options to purchase 7,500 shares, granted under the Company's 1993 Stock Option Plan.

(7) The shareholder is a registered investment adviser and has sole voting power with respect to 754,150 of such shares.

(8) Includes 790,185 shares beneficially owned by Strong Capital Management, Inc. Mr. Strong is the Chairman of the Board and principal shareholder of Strong Capital Management, Inc.

(9) The shareholder is a registered investment adviser and has sole voting power and sole dispositive power with respect to 622,663 of such shares.

(10) Includes presently exercisable stock options to purchase 257,436 shares granted by the Company.


                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 1999 Annual Meeting of Shareholders is October 9, 1998.

                             QUALITY DINING, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby appoint Daniel B. Fitzpatrick and John C. Firth, or either of them, my proxies, with power of substitution, to vote all shares of common stock of the Company which I am entitled to vote at the Annual Meeting of shareholders of the Company, to be held at the Company's headquarters, 4220 Edison Lakes Parkway, Mishawaka, Indiana, on Tuesday, March 10, 1998 at 10:00 a.m., Mishawaka time, and at any adjournment, as follows:

                                           (change of address)

                                           _____________________________________

                                           _____________________________________

                                           _____________________________________

                                           (If you have written in the above
                                           space, please mark the corresponding
                                           box on the reverse side of this
                                           card.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES LISTED UNDER PROPOSAL 1 AND FOR PROPOSAL 2.

                                                               SEE REVERSE SIDE.


[X]  Please mark your
     votes as in this
     example.

FOR                                      WITHHELD
[_]                                        [_]

FOR all nominees listed to the right     WITHHOLD AUTHORITY to vote for
(except as marked to the contrary)       all nominees listed to the right.

                                                                                                   FOR       AGAINST     ABSTAIN
1.  Election of                                                 2.  Approve Appointment            [_]         [_]         [_]
Directors                                                           of Coopers & Lybrand L.L.P.
                                                                    as Auditors for 1998

Nominees:  James K. Fitzpatrick, Ezra H. Friedlander and        3.  In their discretion, on any
           Steven M. Lewis                                      other matters that may properly
                                                                come before the meeting.


(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

---------------------------------------------
                                                              Change
                                                                of
                                                              Address
                                                                       [_]


                                                                       Date
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                                                                       Date
          (SIGNATURE IF HELD JOINTLY)

Please sign exactly as your name appears hereon. When shares are held by two or
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administrator, trustee or guardian, please give full title as such. If a
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                 Please mark, sign, date and return the proxy
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